USAIR CONTRACT WITH GREENWICH AIR SERVICES, INC.
                                 IS NOT RENEWED

Miami, FL - September 23, 1996 - Greenwich Air Services, Inc. (Nasdaq: GASIA and GASIB) today announced that USAir has made a decision not to renew its existing 5-year contract for CFM56-3 engines with Greenwich Air Services' recently acquired operations in Dallas, Texas. The current contract expires on October 8th.

According to Eugene Conese, Jr., Greenwich President and Chief Operating Officer, "Prior to Greenwich's acquisition of the Dallas operations from Aviall on June 10, 1996, USAir had made a decision to rebid the contract in the open market due to dissatisfaction with Aviall's Dallas pre-acquisition turntime performance." Conese further stated that "the decision by USAir is a disappointment, but not unexpected. The loss of the USAir contract was anticipated in our acquisition plan and research analysts who cover the Company have assumed the loss of the contract in their estimates for fiscal 1997 and beyond. Since the Aviall acquisition, the induction rate of USAir CFM 56 engines in Dallas has averaged approximately $5.2 million per month. To-date, the Dallas operation has successfully offset approximately 35 percent of the anticipated USAir monthly volume with an increase in future sales with new and existing customers. The Company remains optimistic that it will replace the balance of the USAir volume over the next twelve to eighteen months."

Headquartered in Miami, Florida, Greenwich Air Services, Inc. is the world's largest, most diversified independent gas turbine engine repair and overhaul company. The Company provides repair and overhaul services on 14 engine lines and 50 engine models for 500 customers worldwide. While commercial aviation presently represents the Company's largest market, Greenwich has seen significant growth by its government programs unit which supports a variety of military engine types and provides program management services for various agencies of domestic and foreign governments. In addition, Greenwich's industrial and marine unit supports a broad range of aeroderivative engines used in a variety of application including electric utilities, oil and gas pipelines and cogeneration. The Company's subsidiary, GTi, provides management services, sale and worldwide installation and operation of complete gas turbine power plants with electrical power output ranging from 1 to 120 megawatts.


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 Greenwich has operations at Miami International Airport and Melbourne, Florida,
Bradley International Airport in Connecticut, JFK International Airport in New York, Westover Airport in Massachusetts, Dallas, Forth worth and McAllen, Texas as well as in Prestwick, Scotland.

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FOR MORE INFORMATION, CONTACT:

Greenwich Air Services, Inc.

Eugene P. Conese, Jr., COO                           (305) 526-7095
Robert J. Vanaria, SVP & CFO                         (305) 870-8090